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                                                                   Exhibit 23(g)

                        CONSENT OF INDEPENDENT AUDITORS
                        -------------------------------



We consent to the reference to our firm under the caption "Experts" in the Joint Proxy Statement of CNB Bancshares, Inc. and Pinnacle Financial Services, Inc., which is referred to and made a part of this Prospectus to the Registration Statement of CNB Bancshares, Inc. for the registration of its common stock and to the incorporation by reference of our report dated May 23, 1997, with respect to the consolidated financial statements of CB Bancorp, Inc., included in its Annual Report (Form 10-KSB) for the year ended March 31, 1997, filed with the Securities and Exchange Commission.




                                        /s/ Crowe, Chizek and Company LLP
                                        Crowe, Chizek and Company LLP

South Bend, Indiana
February 23, 1998